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DTS, Inc.
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May 2, 2012

Re.                             DTS’ 2012 Annual Meeting of Stockholders—May 10, 2012

Item 3—Advisory (Non-Binding) Vote on Executive Compensation (“Say on Pay”)

By now you should have received DTS’ Notice of the 2012 Annual Meeting and Proxy Statement.  You can also view our Proxy Statement at www.sec.gov.

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendation of our Board of Directors on all proposals.  In particular, we want to request your support on Item 3, Advisory (Non-Binding) Vote on Executive Compensation (“Say on Pay”).  Institutional Shareholder Services (ISS) has recommended a vote against this proposal.  We strongly disagree with its recommendation.

In asking for your support, we would like to reiterate, from our fiscal 2011 earnings release and Proxy Statement, our strong performance in fiscal 2011 and our extensive use of performance based compensation and executive compensation best practice policies.

We delivered record revenues and earnings in fiscal 2011

•                  Our results included significant year-over-year increases in revenues (11%) and net income (24%).

•                  We generated $24.2 million in cash flows from operations.

•                  We were able to use $32.3 million to repurchase one million shares of our common stock.

We make extensive use of performance-based compensation

•                  In 2011, 78% of our CEO’s pay opportunity was “at risk” in the form of market stock units or “MSUs”, stock options and annual cash incentives.

•                 Our Compensation Committee considers stock options to be “performance based” awards and disagrees with the ISS model to the extent that it fails to take the inherent stock price performance required to achieve value from a stock option into account.

•                  Despite our record operating results, our financial performance in 2011 was below our internal stretch targets, and as a result, our CEO received no annual cash bonus for 2011 performance, and (as disclosed in our Proxy Statement) the realizable pay of our CEO as of the end of fiscal 2011 was only 18% of the target amount on which ISS focuses its analysis.

No 2012 Base Salary Increase

•                 Our CEO received no base salary increase under the 2012 annual merit increase process as a result of the Company’s performance in 2011 and the Compensation Committee’s analysis of the CEO’s base salary relative to peer companies.

Disconnect in Peer Group

ISS based its recommendation largely on what it termed high levels of CEO pay measured against a group of comparator companies determined by ISS.  We take issue with the peer group selected by ISS to benchmark our CEO compensation and believe that it places undue focus on our revenues and fails to recognize our market capitalization and the net income we generate with our highly profitable business model.  DTS is a highly profitable company and is significantly more profitable (as measured by net income and net income margin) and higher valued (as measured by market capitalization) than most companies in the ISS comparator group.  Contrary to ISS’ assertion in its proxy report on DTS, we did not select peers substantially larger than DTS.  Rather, as reflected in the chart below, we selected companies that better approximate DTS’ value and operational performance.

DTS Performance Ranking(1) (relative ranking amongst identified peer group)
Performance Measure	Internal Compensation Peer Group(2)	ISS Comparator Group

Market Capitalization	10/18	3/15
Net Income	8/18	3/15
Net Income Margin	6/18	1/15

(1)        Based on data from Yahoo Finance (effective 4/30/12), which may differ from the financial information filed with the Securities and Exchange Commission.

(2)        Excludes DivX and Sonic Solutions from the peer group identified in the Proxy Statement, each of which has been acquired.

In respect of the ISS peer group, we understand that ISS policy requires that it take a standardized approach that identifies comparator companies based primarily on revenues.  In contrast, with input from an independent consultant, we determined our peer group based largely on market capitalization, net income and profitability, but also taking into account revenues and the reality of the competition we face in hiring top talent.  The difference in comparator groups materially contributed to the difference between the recommendations of our Board and ISS on the Say on Pay proposal.  Ironically, our highly profitable business model places us at a disadvantage under the ISS model because we are compared to significantly less profitable companies with revenues similar to ours.

Our Board believes that a heavier weighting on market capitalization, net income and profitability than revenues, is appropriate as the primary criterion for selecting companies for executive compensation decision-making for the following reasons:

•                  Substantially all of DTS’ business is technology licensing, which is a high margin business, and as such, DTS typically has higher market capitalization and profit than companies with similar revenues.

•                  Market capitalization, a key component of which is stock price, is the key driver of equity compensation grant value, and equity compensation grant value is the single largest component of our CEO’s compensation.

•                  It is no surprise that our CEO’s compensation was viewed as being relatively high when compared to the lower valued and less profitable companies selected by ISS.  However, utilizing the same methodology to calculate total compensation used by ISS in its analysis, among the peer companies which we utilize for executive compensation decisions, the compensation received by DTS’ CEO approximates the 70th percentile if one-third of the MSU grant value is included (i.e. if the MSU award is annualized) and the 50th percentile if the MSU grant is excluded entirely.

Timing of the ISS Analysis

We have historically been sensitive to ISS’ guidelines and compensation best practices, including pay for performance tests, in implementing our executive compensation programs.  We note that we made the relevant compensation decisions in early 2011, and we believe that we would have passed ISS’ relevant tests that were in effect at that time.

Flawed Analysis of Performance-Based Compensation

The other significant disconnect between the recommendations of our Board and ISS relates to the MSU grants that we made in 2011.  Although these grants drive approximately 43% of our CEO’s 2011 compensation, our CEO will only receive value from the MSU grants if we deliver the requisite TSR performance, thereby directly creating significant value for our shareholders.  In characterizing the goals underlying our MSUs as not aggressive because a 20% TSR over three years only represents a 6.3% annualized return, ISS fundamentally failed to understand the nature of these grants.

The primary performance goal underlying our MSUs is a relative stock price goal.  Before a single share can be earned, we must outperform the NASDAQ Index by at least ten percentage points over a three year period.  This means that if the NASDAQ Index matched its rough historical return of 10% we would have to return 20% before the first share under our MSU program is earned.  Similarly, if the NASDAQ Index returned 20%, we would have to return 30% before a single share is earned pursuant to the MSUs.  Note that this outperformance goal is a moving benchmark.  In all cases, we must outperform the index (no matter its return) by ten percentage points in order to be eligible to earn any shares under the MSU grants.  The 20% TSR floor to which ISS referred in its analysis is an additional hurdle intended to ensure that our MSUs provide no benefit even when we materially outperform the NASDAQ Index, unless our shareholders realize a minimum absolute level of gain.

In addition to misunderstanding the performance requirements of our MSU grants, ISS also failed to recognize that the awards were intended to cover a three-year period.  Rather than taking one-third of the MSU award values into its calculations (effectively annualizing the awards), ISS counted the entire award value in fiscal 2011.  This methodology exacerbated ISS’ finding of high CEO compensation relative to its peer group of lower valued and less profitable companies.